EXHIBIT 10.1
The following form agreement was entered into between ViewPoint Bank and the following executive officers: Pathie E. McKee; Mark E. Hord; James C. Parks; and Rick M. Robertson.
AGREEMENT
THIS AGREEMENT (the “Agreement”) is made and entered into as of this  _____  day of  _____  , 2010 (the “Commencement Date”), by and between ViewPoint Bank (which, together with any successor thereto which executes and delivers the assumption agreement required by Section 8(a) hereof or which otherwise becomes bound by all of the terms and provisions of this Agreement by agreement, operation of law or otherwise, is hereinafter referred to as the “Bank”), and  _____  (the “Employee”).
WHEREAS, the Employee now serves in the position of  _____  of the Bank; and
WHEREAS, the Compensation Committee of the Bank (the “Compensation Committee”) believes it is in the best interests of the Bank to enter into this Agreement with the Employee to assure continuity of management of the Bank and to reinforce and to encourage the continued dedication of the Employee to the Employee’s assigned duties; and
WHEREAS, the Compensation Committee has approved and authorized the execution of this Agreement with the Employee;
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:
1. Certain Definitions.
“Affiliate” means any entity required to be part of an affiliated group (as defined in Code Section 1504, without regard to subsection (b) thereof) that includes the Bank.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commencement Date” means the date of this Agreement.
“Date of Termination” means the date upon which the Employee experiences a Separation from Service.
“Involuntary Termination” means the termination of the employment of Employee (i) by the Bank, without the Employee’s express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Plano, Texas, or within a radius of 35 miles from the location of the Bank’s administrative offices as of the Commencement Date, except for reasonable travel on Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee other than as part of a Bank-wide reduction in staff; and (4) a reduction in the
Employee’s salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank. The term “Involuntary Termination” does not include Termination for Cause, retirement, death, disability, or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act.

“One-Year Term” means the 365-day period commencing on the date following the Employee’s Separation from Service.
“Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.
“Separation from Service” shall have the same meaning as in Section 409A, taking into account the rules and presumptions provided for in Treasury Regulation Section 1.409A-1(h) or any successor regulation. Notwithstanding the foregoing, for purposes of determining whether the Employee is entitled to a payment on account of Involuntary Termination under Section 2 of this Agreement, and for purposes of determining the Employee’s One-Year Term, the term “Separation from Service” shall require the complete cessation of services to the Bank and all Affiliates.
“Termination for Cause” and “Terminated for Cause” mean termination of the employment of the Employee because of the Employee’s personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.
2. Term. The term of this Agreement shall be a period of one year beginning on the Commencement Date, subject to earlier termination as provided herein. On the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that within the 90-day period prior to such anniversary, the Compensation Committee explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.
3. Severance Benefits; Mitigation; Conditions for Payment.
(a) (1) If the Employee experiences an Involuntary Termination, the Bank shall (i) continue to pay the Employee’s base salary, as in effect on the Termination Date, for the One-Year Term, and (ii) provide to the Employee during the One-Year Term, at the Bank’s expense, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time (“COBRA”). Benefits provided under (ii) above shall not extend the period during which the Employee is entitled to benefits under COBRA.
(2) To the extent the taxable payments under Section 3(a)(1) would be considered deferred compensation and the Employee is considered a “specified employee” (as defined in Section 409A), no deferred compensation shall be paid until the 185th day following the Employee’s Separation from Service (and any deferred compensation the payment of which is delayed on account of the foregoing shall be paid on such 185th day). The preceding sentence shall be applied by (i) treating as much of the payment due under Section 3(a)(1) as “separation pay due to involuntary separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(b)(9)) (“Separation Pay”) as is possible, so that such Separation Pay may be paid without regard to the preceding sentence, and (ii) treating the Separation Pay as paid prior to the deferred compensation, to the extent permitted by Section 409A.
(3) No payment shall be made under Section 3(a) that would cause the Bank to be “undercapitalized” for purposes of 12 C.F.R. Part 225 or any successor provision.
(b) Amounts received by the Employee with respect to services performed by the Employee as an employee or independent contractor of any nature during the One-Year Term (regardless of the manner paid, including but not limited to wages, bonuses, self-employment income, deferred compensation, stock or other equity-based compensation, performance or incentive-based compensation, fringe benefits, and contributions to a qualified plan, and regardless of when paid) shall reduce the amounts payable by the Bank under Section 3(a)(1)(i) on a dollar for dollar basis (the “Mitigation Amount”). Notwithstanding the foregoing, amounts paid from a deferred compensation plan, tax-qualified retirement plan (within the meaning of Code Section 401(a)) or equity-based compensation plan sponsored or maintained by the Bank or any Affiliate shall not be taken into account in determining the Employee’s Mitigation Amount. Upon request by the Bank, the Employee shall provide such information as is necessary to determine the Mitigation Amount. If there are Mitigation Amounts, the Bank may reduce or suspend payments under this Agreement, or seek recovery from the Employee.
(c) During the One-Year Term, the Employee shall be provided with reasonable outplacement services. The manner and type of outplacement services provided to the Employee shall be determined by the Bank in its sole discretion, and may be different than the outplacement services provided to other Employees.
(d) Payments under this Section 3 are subject to the Employee’s full compliance with the requirement of Section 4. If the provisions of Section 4 are violated, the Bank may reduce or eliminate payments described in this Section 3, or seek appropriate recovery.
(e) Payments under this Section 3 are subject to the Employee’s executing a release substantially in the form provided for in Exhibit A attached hereto.
4. Future Conduct and Obligations.
(a) Nondisparagement. The Employee, for himself and for his family (i.e., parents, siblings and children), heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives agrees that he will not (and will use his best efforts to cause such affiliates to not) at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Bank, any Affiliates or any of their agents, officers, directors, employees and/or stockholders. The Bank agrees to not issue any press release or other statement that disparages or otherwise impairs the Employee’s business reputation. The foregoing shall not be violated by: (i) truthful statements by either party in response to legal process or required governmental testimony or filings; (ii) statements by the officers or directors of the Bank that they in good faith believe are necessary or appropriate to make in connection with performing their duties to the Bank or an Affiliate; or (iii) statements by the Employee that he in good faith believes are necessary or appropriate to make to refute statements of the Bank, or the officers or directors of the Bank.

(b) Cooperation. The Employee agrees to reasonably assist and cooperate with the Bank (and its outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by the Bank or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Bank or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed by the Employee, pertinent knowledge possessed by the Employee, or any act or omission by the Employee. The Employee’s agreement under this Section 4(b) is limited such that any assistance and cooperation shall not unreasonably interfere with the Employee’s subsequent employment. The Bank will reimburse the Employee for the reasonable out-of pocket expenses incurred as a result of such cooperation.
(c) Nonsolicitation. Until the termination of the One-Year Term, the Employee shall not, directly or indirectly, without the written consent of the Bank (i) initiate contact with or solicit any employee or customer of the Bank or any Affiliate; (ii) hire or otherwise engage any such employee or former employee; (iii) induce or otherwise counsel, advise or encourage any such employee to leave the employment of the Bank or an Affiliate; or (iv) induce any supplier, licensor, licensee, business relation, representative or agent of the Bank to terminate or modify its relationship with the Bank or any Affiliate, or in any way interfere with the relationship between the Bank or any Affiliate and such other party.
(d) Return of Property. Immediately prior to the Employees Date of Termination, the Employee will return to the Bank (or destroy, upon written consent of the Bank) any and all files or other property (both tangible and intellectual) of the Bank without retaining any copies or extracts thereof in any form or manner, including electronic or web-based. Notwithstanding the foregoing, the Employee has no duty with respect to any information that has been or is generally available to the public.
(e) Reasonableness. The Employee acknowledges that the future conduct and obligation provisions of this Section 4 will not prevent him or her from obtaining other gainful employment or cause him or her any undue hardship and are reasonable and necessary in order to protect the legitimate interests of the Bank.
5. Full Discharge. The Employee agrees and acknowledges that the payments and benefits provided in this Agreement are in full discharge of any and all liabilities and obligations of the Bank to the Employee, monetarily or with respect to employee benefits or otherwise, including any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Bank, or any Affiliate.
6. Certain Forfeitures in Event of Breach or Other Liability to the Bank. The Employee acknowledges and agrees that, notwithstanding any other provision of this Agreement, if the Employee materially breaches any obligation under this Agreement, or there is a final determination by a court of competent jurisdiction or an arbitrator, or an agreement by the Employee as part of a settlement, that the Employee is otherwise liable to the Bank or its Affiliates, the Bank retains the right to recoup any and all payments and benefits provided for in Section 3, any damages suffered by the Bank or its Affiliates, plus reasonable attorneys’ fees incurred in connection with such recovery and, to the extent that such benefits have not been fully disbursed to the Employee, the Bank reserves its rights to stop all future disbursements of such benefits, except to the extent that such action is prohibited by law or would result in the invalidation of the release provided by the Employee under this Agreement.
7. Attorneys’ Fees. In the event of a dispute arising out of this Agreement, reasonable attorneys’ fees and costs to Employee resulting from such dispute shall be paid by Bank only if Employee prevails in such dispute.

8. No Assignments.
(a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Bank in the same amount and on the same terms that Employee would be entitled to hereunder if an event of Involuntary Termination occurred. For purposes of implementing the provisions of this Section 8(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.
(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the death of the Employee, unless otherwise provided herein, all amounts payable hereunder shall be paid to the Employee’s devisee, legatee, or other designee or, if there be no such designee, to the Employee’s estate.
9. Deferred Payments. If following a termination of the Employee, the aggregate payments to be made by the Bank under this Agreement and all other plans or arrangements maintained by the Company or any of the Consolidated Subsidiaries would exceed the limitation on deductible compensation contained in Code Section 162(m) in any calendar year, any such amounts in excess of such limitation shall be mandatorily deferred (without interest) to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts, does not exceed such limitation, provided, however, that such deferral shall not extend past when the deferred amount must be paid pursuant to Section 409A.
10. Regulatory Provisions.
(a) Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.
(b) Permanent Suspension or Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(c) Default of the Bank. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(d) Termination by Regulators. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the FDIC or the OTS, at the time either agency approves a supervisory merger to resolve problems related to operation of the Bank. Any rights of the parties that have already vested, however, shall not be affected by any such action.
(e) Resumption of Payments. The payment of any amounts which are delayed on account of an event or circumstance described in this Section 10 shall be paid as soon as the Bank reasonably anticipates that the payment will again be permissible.
11. Delivery of Notices. For the purposes of this Agreement, all notices and other communications to any party hereto shall be in writing and shall be deemed to have been duly given when delivered or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	_____________ At the address last appearing on the personnel records of the Employee

If to the Bank:	ViewPoint Bank 1309 West 15th Street Plano, Texas 75075 Attention: Secretary
or to such other address as such party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.
12. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
13. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
15. Effect on Employment Rights. This Agreement does not constitute a contract of employment or impose on the Bank any obligation to retain the Employee, to change the status of the Employee’s employment, or to change the Bank’s policies regarding termination of employment.
16. Governing Law. This Agreement shall be governed by the laws of the State of Texas to the extent that federal law does not govern.
17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a panel of three arbitrators in a location selected by the Employee within 100 miles of such Employee’s job location with the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

18. Tax Matters. The Bank may withhold from any amounts payable under this Agreement or otherwise such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation. The parties agree that the payments and benefits provided under this Agreement comply with Section 409A and, accordingly, this Agreement shall be interpreted to be in compliance therewith.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	VIEWPOINT BANK

, Secretary	By:
Its: President and Chief Executive Officer

EMPLOYEE